EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Fresh Healthy Vending, LLC (“the Company”) and Alex Kennedy (“Kennedy”) (together, the “Parties”) effective August 1, 2013.

The Company and Kennedy mutually desire to enter into an agreement containing the terms and conditions pursuant to which the Company will employ Kennedy from and after the date of this Agreement.  In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
EMPLOYMENT

1.1

Employment.  The Company hereby agrees to employ Kennedy and Kennedy hereby agrees to serve the Company in the capacity of Chief Executive Officer based upon the terms and conditions set forth in this agreement.

1.2

At-Will Employment.  Kennedy’s employment with the Company shall be considered “at-will,” meaning that either Kennedy or the Company can terminate her employment at any time, for any or no reason, with or without advance notice.  This also means the Company can alter the terms of Kennedy’s employment at any time, for any or no reason, with or without advance notice.  Kennedy’s at-will employment status shall not be altered at any time by any person, except for in writing, signed by the President of the Company. On termination by either of the Company or Kennedy ("termination date") , Kennedy shall be entitled to receive from the Company all accrued compensation due to her under Article 2 below through the termination date but shall not be entitled to receive any severance payments.

1.3

Duties.  During the term of her employment, Kennedy shall devote her full-time efforts, abilities, and energies to the Company’s business and, in particular, shall use her best efforts, skill, and abilities to promote the general welfare and interests of the Company.  Kennedy shall loyally, conscientiously, and professionally do and perform all such duties and responsibilities as shall be reasonably assigned to her.  Kennedy shall report directly to the Manager of the Company.  Kennedy shall perform all services appropriate to her position and as reasonably and properly assigned by the Manager.  Kennedy shall comply with all of the Company’s personnel policies and procedures, including, but not limited to, those contained in the Company’s Handbook.

ARTICLE 2
COMPENSATION

2.1

Compensation.

2.1.1

Base Salary.  The Company shall pay Kennedy a base salary of Eighty-Five Thousand Dollars ($165,000.00) per year.  The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect.

2.1.2

Commissions.  Kennedy shall be eligible to earn commissions on sales made by the Company.  Kennedy’s eligibility for, and applicable rates of these commissions, are attached hereto as Exhibit “A”, and are incorporated into this Agreement by reference.  Kennedy shall be paid commissions upon the closing and calculation of each month’s sales.  Kennedy’s commissions are not calculable, and are therefore not earned until month-end, because Kennedy’s commission rate varies depending on sales made that month.  60% of the commission on each sale will be deemed earned and payable upon the end of the month in which the franchisee pays an initial deposit equal to at least 15% of the amount owed by such franchisee.  The remaining 40% of the commission from such sale will be deemed earned and payable upon the end of the month in which the franchisee pays the full balance of the amount owed to the Company.   If the franchisee’s balance is not paid due to locations not being secured or a cancellation of the franchise agreement occurs, then the 40% balance of the commission will be not be payable.

2.2

Employee Benefits.  In addition to the compensation specified above, Kennedy shall be permitted to participate in certain Company-provided employee benefit programs in the same manner and subject to the same terms, conditions, and limitations as other full-time executive employees of the Company.  These employee benefit programs include the Company’s vacation, medical, dental and vision programs, and may also include an equity incentive plan, currently under consideration by the Company's board of directors, that may allow for grants of options and or grants of restricted stock on conditions and terms to be structured and adopted by the board of directors of the Company and ratified by the shareholders of the Company .

2.3

Business Expenses.  The Company will reimburse Kennedy for reasonable business expenses in accordance with its policies.

ARTICLE 3
ADDITIONAL OBLIGATIONS

3.1

Non-Interference.  Kennedy shall not now or in the future, either during or subsequent to the period of Kennedy’s employment, disrupt, damage, impair or interfere with the business of the Company in any manner, including, without limitation, inducing an employee to leave the employ of the Company or inducing an employee, a consultant, a sales representative, or an independent contractor to sever that person’s relationship with the Company either by interfering with or raiding the Company’s employees, disrupting the relationships with customers, agents, independent contractors, representatives or vendors, or otherwise.

3.2

Conflicts of Interest.  If Kennedy is involved, directly or indirectly, in an activity that presents a potential or actual conflict of interest, as determined by the Company in its sole discretion, by virtue of Kennedy’s employment or employment relationship with the Company, Kennedy shall immediately terminate such activity, employment and/or relationship unless Kennedy has the express written permission of the Company to continue it.  If Kennedy has any doubts as to whether a potential or actual conflict of interest is involved, Kennedy must disclose all pertinent facts to the Company before undertaking the activity.  The Company shall make the final decision as to whether such a conflict or potential conflict exists in its sole discretion.

3.3

Confidentiality.  Kennedy agrees, at all times during and after Kennedy’s employment hereunder, to hold in the strictest confidence, and not to disclose to any person, firm or corporation without the express written authorization of the President of the Company, any trade secret, any financial information or any secret, proprietary, or confidential information relating to the Company’s programs, customers, customers’ information, sales or business of the Company, or any sensitive personal information learned or obtained about the Company’s officers, shareholders and/or employees in the course and scope of Kennedy’s employment with the Company (“Confidential Information”), except as such disclosure or use may be required in connection with her work for the Company or by law, or is published or is otherwise readily available to the public or becomes known to the public other than by her breach of this Agreement.  Kennedy further agrees, upon termination of this Agreement, to promptly deliver to the Company all notes, books, correspondence, drawings, computer storage information, and any and all other written and graphical records in her possession or under her control relating to the past, present or future business, accounts, or projects of the Company.

1)

Non-Disparagement. Kennedy agrees that she will not at any time, unless compelled by law, disparage, criticize or defame the Company, or any of its members, managers, officers, directors, employees, consultants or agents, in their capacities as such or knowingly or willfully harm the business interests, reputation or goodwill of the Company.

ARTICLE 2
MISCELLANEOUS

2.1

Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all other arrangements, communications, understandings, promises, or stipulations, whether any of the same are either oral or in writing, or express or implied, between the parties hereto with respect to the subject matter hereof, including, but not limited to, any implied-in-law or implied-in-fact covenants or duties relating to employment or the termination of employment.  No change to or modification of this Agreement shall be valid or binding unless the same shall be in writing and signed by both Kennedy and the President of the Company.

2.2

Severability.  In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable, in any respect, by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

2.3

No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

2.4

Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

2.5

Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Kennedy, the Company and their respective heirs, successors and assigns; provided that any assignment by the Company will not relieve the Company of its duties and obligations hereunder, and Kennedy may not assign her rights or delegate her duties or obligations hereunder without the prior written consent of the Company.

2.6

Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall he governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

2.7

Arbitration.  Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the Parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement to private and confidential arbitration by a single neutral arbitrator through Judicial Arbitration and Mediation Services, Inc. ("JAMS").  The JAMS Streamlined Arbitration Rules & Procedures in effect at the time of the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties.  The arbitration shall take place in San Diego County, California.  The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The decision of the arbitrator shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction.  The Party initiating the arbitration shall advance the arbitrator's fee and all costs of services provided by the arbitrator and arbitration organization.  However, all the costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys' fees and costs, shall be awarded by the arbitrator to the prevailing party in accordance with applicable law.   The Parties hereby waive any right to a jury trial on any dispute or claim covered by this Agreement.

2.8

Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Kennedy, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto acknowledge that they have read this Agreement, fully understand it, and have freely and voluntarily entered into it.

DATED:___________________ DATED:___________________	“ALEX KENNEDY” ________________________________________ “THE COMPANY” Fresh Healthy Vending, LLC By:_____________________________________ Name: Title:

Exhibit A

Schedule of Commissions

1.

If the Company sells between 51 and 60 machines during a month, the commission per machine will be $40.00.

2.

If the Company sells between 61 and 70 machines during a month, the commission per machine will be $60.00.

3.

If the Company sells between 71 and 80 machines during a month, the commission per machine will be $70.00.

4.

If the Company sells between 81 and 90 machines during a month, the commission per machine will be $80.00.

5.

If the Company sells 91 or more machines during a month, the commission per machine will be $91.00.

The attached spreadsheet is an example of commissions earned based on machines sold.  It is for illustration purposes only.

SMRH:408040426.5-2-